UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 11, 2011

CAVICO CORP.

(Exact name of registrant as specified in charter)

Delaware	0-52870	20-4863704
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

17011 Beach Blvd., Suite 1230,
Huntington Beach, California 92647
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (714) 843-5456

Copies to:

Gregory Sichenzia, Esq.
Peter DiChiara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On February 11, 2011, Cavico Corp. (the “Company”) entered into an At the Market Offering Agreement (“Sales Agreement”) with Rodman & Renshaw, LLC (“Rodman”), pursuant to which we may issue and sell shares of our common stock having an aggregate offering price of up to $7.5 million from time to time through Rodman acting as agent. Sales of our common stock through Rodman, if any, will be made on the NASDAQ Capital Market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by Rodman and us. Rodman will use its best efforts to sell our common stock from time to time, based upon our instructions (including any price, time or size limits or other customary parameters or conditions we may impose). We will pay Rodman a commission rate of 5.0% of the gross sales price per share of any common stock sold through Rodman as agent under the sales agreement. We have also agreed to reimburse Rodman for certain expenses incurred in connection with entering into the sales agreement and have provided Rodman with customary indemnification rights.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.13 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K also incorporates by reference the Sales Agreement into our shelf registration statement on Form S-3 (File No. 333-169866) previously filed with the SEC.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

10.13	At the Market Offering Agreement, dated February 11, 2011, between Cavico Corp. and Rodman & Renshaw, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVICO CORP.

Date: February 17, 2011	By:	/s/ Timothy Dac Pham
Name: Timothy Dac Pham
Vice President

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